Exhibit 99.4

Consent to be Named as a Director Nominee

In connection with the filing by Global Partner Acquisition Corp II of its Registration Statement on Form S-1 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Global Partner Acquisition Corp II in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any and all amendments thereto.

Dated: December 21, 2020	/s/ Claudia Hollingsworth
Claudia Hollingsworth